Exhibit 10.1
July 30, 2007
Martin LoBiondo
[*]
[*]
Dear Marty:
In view of your resignation from employment with Veramark Technologies, Inc. (“Veramark”), it would appear to be beneficial, both to you and to Veramark, to have an agreement covering the terms of your separation from employment. In view of this, we have reached the following agreement:
1)	Your resignation from employment with Veramark shall be effective July 30, 2007.

2)	In consideration of the releases and representations made by you in this agreement, Veramark agrees that upon your execution of this agreement at any time prior to August 21, 2007 you will be eligible to receive the following payments and benefits:
a)	During the period beginning July 30, 2007, you will receive severance pay equal to twenty-six (26) weeks of your current annualized base salary, which will be paid to you in bi-weekly amounts, per our payroll schedule, to be reduced by lawful withholdings and such amounts as may be required to continue your participation in the Veramark health and dental plans consistent with your current employee payroll deductions during the twenty-six (26) week period following your resignation from employment (the “Severance Period”). Payment shall commence seven (7) days after the date on which you execute this agreement.

b)	Under COBRA, you have an opportunity to continue participation in the Veramark health and dental plans for a period of eighteen (18) months following your severance period, in accordance with the terms of the plans from time to time in effect. Information regarding the continuation of this coverage under COBRA after the Severance Period will be sent to you under separate cover at the end of your severance period.

c)	You will be paid for any unused vacation to which you may be entitled based upon your employment through July 27, 2007.

[*]	Denotes expurgated information

3)	In consideration of your receipt of the payments and benefits described in paragraph 2 above, you agree to the following:
(a)	You hereby release, and agree not to sue Veramark, or any of its officers, directors, agents or employees, with respect to any claim, whether known or unknown, which you have, or may have, related to your employment with Veramark or separation from employment, including all claims for wages, holiday pay, vacation pay, sick pay, or any other benefit; all claims of unlawful discrimination on account of sex, race, age, disability, veteran’s status, national origin, religion, marital status, sexual orientation, or genetic predisposition or carrier status; all claims based upon any federal, state or local equal employment opportunity law, including the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1990, the Civil Rights Act of 1991, and the New York State Executive Law (Human Rights Law); all claims for violation of the Employee Retirement Income Security Act of 1974; all claims for violation of any agreement or representation, express or implied, made prior to or simultaneously with this agreement; and all claims based upon wrongful termination of employment and similar or related claims.

(b)	You agree that for a twelve (12) month period following your resignation you will not engage (as an employee, proprietor, partner, agent, consultant or otherwise) by any means in any business that is competitive with the current business of Veramark.

(c)	You agree not to solicit, induce or assist any Veramark employee to leave his or her employment with Veramark for the twelve (12) month period following your resignation.

(d)	You agree to cooperate with and assist Veramark in transitioning your job responsibilities and knowledge to other Veramark employees during the Severance Period. This will include providing consultation to Veramark on sales and engineering as requested by Veramark from time to time. In the event that you secure employment during the Severance Period, the consultation will be at your convenience but not to be unreasonably withheld, and on a timely basis.
4)	You agree that the terms of this agreement are and shall remain strictly confidential and shall not be disclosed to any other party, other than to your attorney or other advisor, for the purposes of considering whether to sign this agreement. You further agree not to criticize Veramark or otherwise speak of Veramark or its officers, directors, employees or agents, in any unflattering way to anyone, including current or former Veramark employees, and will respond to any inquiry relating to your employment with or separation from employment by saying only that you were treated fairly by Veramark. You also agree to keep confidential all of Veramark’s confidential information about its business. The Directors and Officers will not discuss, in any public forum, or to any prospective employer the circumstances surrounding your separation of employment from Veramark. Provided you direct any prospective employers to contact Veramark’s Director of Human Resources Renee Peters, Veramark agrees, consistent with its policy, to limit its response to confirmation of position held, the dates of your employment, and your salary at the time of your resignation. Except as may be required by law, Veramark further agrees that no information regarding your employment will be released from your personnel file without your express written approval and a memo to this effect will be placed conspicuously in your file in order to prevent unapproved disclosure. You understand that a copy of this agreement shall be filed as an exhibit to Company’s Form 8-K, as required by the Securities and Exchange Commission.
5)	You and Veramark agree that neither this letter nor the furnishing of the consideration hereunder shall be deemed or construed at any time for any purpose as an admission by Veramark of any liability or unlawful conduct of any kind.
6)	By signing this agreement you expressly acknowledge and agree that: (a) you have read and fully understand the terms of this agreement; (b) you understand that this agreement constitutes a full, final and binding settlement of all matters covered by this agreement and that this agreement constitutes a release of all claims, known and unknown, which relate to your employment or separation from employment including, without limitation, claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (c) the payments and benefits described above are significantly more valuable than any payments or benefits you would otherwise be entitled to receive; (d) you have been advised to consult an attorney prior to signing this agreement; (e) you have had adequate opportunity to request and have received all information you need to understand this agreement and have been offered sufficient time, that is, at least twenty-one (21) days, to consider whether to sign this agreement; and (f) you have knowingly and voluntarily entered this agreement, without any duress, coercion or undue influence by anyone.
7)	You and Veramark agree that this agreement, together with the Veramark confidential information/non-competition agreement, which is incorporated into this agreement by this reference, contains the complete agreement between you and Veramark and that there are no other agreements or representations relating in any way to the subject matter of this agreement.
8)	This agreement will become effective on the seventh day after you sign it. During the seven (7) days after you sign this agreement, you may revoke it by giving written notice to Veramark, in which event this agreement will not go into effect.
9)	So that there is no misunderstanding, if a signed copy of this letter is not received by us by August 21, 2007, the special severance arrangement described in this letter will be deemed to be withdrawn.

ACCEPTED AND AGREED:	Veramark Technologies, Inc.
/s/ Martin F. LoBiondo	/s/ David G. Mazzella

Martin F. LoBiondo	By: David G. Mazzella
July 31, 2007

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